Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

VENOCO, INC. ANNOUNCES SECOND QUARTER 2009
FINANCIAL AND OPERATIONAL RESULTS

•                  2Q ‘09 vs. 2Q ‘08 Pro Forma Production up 12%

•                  2Q ‘09 vs. 2Q ‘08 LOE/BOE Down 19% (9% Pro Forma)

•                  Annual Guidance Reaffirmed

DENVER, COLORADO, August 6, 2009 /PRNewswire/ – Venoco, Inc. (NYSE: VQ) today reported financial and operational results for the second quarter of 2009.  Highlights include the following:

•                  Production of 1.86 million barrels of oil equivalent (MMBOE) for the second quarter or 20,434 BOE per day (BOE/d).  Pro forma for the sale of the Hastings Complex, production was 20,626 BOE/d in the first half of 2009, up 12% from 18,337 BOE/d in the first half of 2008.

•                  Lease operating expenses (LOE) of $12.46 per BOE for the second quarter – down 19% from $15.40 per BOE in the second quarter 2008.  First half 2009 LOE was $12.12 per BOE, down 19% from $15.04 per BOE in the first half of 2008.

The company reported a net loss of $59 million for the quarter on oil and gas revenues of $62 million and realized commodity derivative gains of $16 million.  Adjusted EBITDA was $44 million in the second quarter of 2009, down 17% from $53 million in the first quarter of 2009 and down 47% from $83 million in the second quarter of 2008.  Adjusted EBITDA includes $8 million in the first half of 2009 of realized gains resulting from the restructuring of derivative instruments.

Adjusted Earnings were $0.5 million, down from $7 million for the first quarter of 2009 and down from $22 million in the second quarter of 2008.  Adjusted Earnings adjusts the net loss of $59 million in the second quarter of 2009, the net income of $25 million in first quarter of 2009 and the net loss of $173 million in the second quarter of 2008 for, among other things, the effects of unrealized commodity and interest derivatives gains / losses in the quarters.  Please see the end of this release for definitions of Adjusted Earnings and Adjusted EBITDA and a reconciliation of those measures to net income (loss).

“Our production continues to be steady and expenses continue to remain well below 2008 levels,” said Tim Marquez, Venoco’s Chairman and CEO.  “Stable oil prices, along with our robust hedging program, have given us solid cash flows to support our $150 million capex program that is forecast to increase our production 6% this year.”

“We are reaffirming 2009 annual production guidance of 20,250 BOE per day as well as the expense metrics, including lower LOE, we announced on June 10th,” Mr. Marquez explained.

Production

Production in the second quarter of 2009, as previously forecast, was down from first quarter of 2009.  Excluding production from the Hastings Complex, which was sold to Denbury Resources in February, and the effect of lost production due to a PG&E pipeline repair in the Sacramento Basin, production would have been flat quarter to quarter.  Those pipeline constraints in the Sacramento Basin, as well as the acquisition of properties from Aspen Exploration and related sellers, were factored into the company’s revised annual guidance.  Excluding production from Hastings, production in the second quarter of 2009 increased 12% over the second quarter of 2008.

The following table details the company’s daily production by region (BOE/d):

	Quarter Ended			Full-year 2009
Region	6/30/08	3/31/09	6/30/09	Guidance
Sacramento Basin	9,159	10,208	9,988
Southern California	7,597	8,865	8,676
Texas (and other)	4,277	2,655	1,770
Total	21,033	21,728	20,434	20,250

Total excluding Hastings	18,289	20,818	20,434

Capital Investment

Total capital costs incurred for the company’s E&P operations were $74 million for the second quarter, including $33 million for drilling and rework activities, $7 million for facilities, $19 million for acquisitions and $15 million for seismic, leasehold, capitalized G&A costs and asset retirement obligations.

The company spent $27 million or 53% of its development and other capital expenditures in the Sacramento Basin.  Drilling in the Basin consisted of a three-rig program during the quarter.  The company spud 21 wells and completed 56 workovers / recompletions in the Basin in the second quarter.

“Our drilling and workover programs are getting more and more efficient as we focus on optimizing our capital expenditures.  Our activity in the Sac Basin this year is front-end loaded, so we will be paring back activity in the second half,” Mr. Marquez said.  “We’ve focused almost 100% on 20-acre infill wells this year and are pleased to see a success rate of 78% as well as solid economics at the current NYMEX strip.”

“We continue to put an emphasis on recompletions and workovers this year as the economics are even better than drilling,” Mr. Marquez said.

The company closed the acquisition of assets from Aspen Exploration and other sellers on June 30th for $21.4 million.  Net production at closing from the acquired assets was approximately 500 BOE per day (3 MMCF per day) with year-end 2008 reserves on the assets of over 3 million BOE (18 BCF).  The acquired assets include approximately 28,600 gross acres.

“This acquisition fills in our substantial acreage position in the greater Grimes area.  Our operating teams are already preparing workovers and recompletions projects and our geologists are identifying infill drilling locations,” said Mr. Marquez.

The company spent $17 million or 34% of its second quarter 2009 capital expenditures in Southern California, focused on further infill development drilling in the West Montalvo field and substantial facility upgrades to improve offshore processing and operating efficiency.  On Platform Gail in the Sockeye field, the company completed drilling activity that began late in the first quarter on a dual completion well.  That well is now producing from an interval in the Monterey shale and injecting water into the Upper Topanga formation to enhance the sweep of the waterflood.

“We accelerated the drilling of our dual completion well into the second quarter which was about 3 months earlier than originally planned.  While we are waiting on response from the new waterflood area, initial production from the Monterey shale interval is better than we anticipated,” said Mr. Marquez.

In Texas, the company had minimal capital expenditures again this quarter.

Costs and Expenses

Venoco’s second quarter 2009 lease operating expenses of $12.46 per BOE remained substantially lower than 2008, down 19% from $15.40 per BOE in the second quarter of 2008, and up slightly from $11.78 per BOE in the first quarter of 2009.  Unit operating costs have been lower compared to 2008 due to the sale of the Hastings Complex (which was one of the company’s highest operating cost fields), increased proportionate production from the Sacramento Basin (which has lower operating costs), and realized cost savings from vendors and service providers.  In the second quarter of 2009, LOE was down 9% to $12.46 per BOE from the second quarter of 2008 LOE pro forma for the sale of Hastings, which was $13.66 per BOE.

	Quarter Ended			Six Months Ended		Full Year 2009
UNAUDITED (per BOE)	6/30/08	3/31/09	6/30/09	6/30/08	6/30/09	Guidance
Lease Operating Expenses	$15.40	$11.78	$12.46	$15.04	$12.12	$13.50

Production/Property Taxes	1.91	1.88	1.27	1.98	1.58	1.90

DD&A Expense	15.61	11.60	11.08	15.97	11.35	12.00

G&A Expense (1)	4.72	3.87	4.36	4.55	4.11	4.50

Interest Expense (2)	9.07	8.10	8.41	8.72	8.26	9.20

Total	$46.71	$37.23	$37.58	$46.26	$37.42	$41.10

(1)                                 Net of amounts capitalized and excluding stock-based compensation and MLP write off costs. See the end of this release for a GAAP reconciliation of G&A per BOE.

(2)                                 Includes interest expense, realized (gain) loss on interest rate swap and amortization of deferred loan costs.

“What is important in the current economic environment is that we had another solid quarter.  Though we have scaled back cap-ex from 2008 dramatically, production levels are strong and we have been able to greatly reduce expenses,” Mr. Marquez explained.

Derivative Transactions

In June 2009, the company entered into a series of transactions to extend the term of its interest rate swap on $500.0 million of variable rate debt to September 2011 and to reduce the rate from 5.32% to 4.035%. As a result, amounts borrowed up to $500.0 million will effectively bear interest at a fixed rate of approximately 8.0% until September 2011. Only amounts borrowed in excess of $500.0 million are, therefore, subject to interest rate risk until that date.

“The net effect of the ‘blend and extend’ transaction on our overall debt was to lower interest by about one percentage point.  As a result, we will realize annual savings of approximately $6.4 million,” explained Tim Ficker, CFO.

In July 2009, the company entered into a series of transactions whereby it reduced the ceiling on existing natural gas contracts covering 16,900 MMBtu per day from an average ceiling of $11.02 to $9.00 for the period from January 2010 through December 2010, sold natural gas calls covering 10,000 MMBtu per day at $9.00 for the period from January 2010 through December 2010, and utilized the proceeds from these transactions to partially fund the purchase of natural gas puts covering 7,800 MMBtu per day at $6.00 and collars covering 15,500 MMBtu per day with limits of $6.00 and $9.10 for the period from January 2012 through December 2012.

Earnings Conference Call

Venoco will host a conference call to discuss results today, Thursday, August 6, 2009 at 11:00 a.m. Eastern time (9 a.m. Mountain).  The conference call will be webcast and those wanting to listen may do so by using a link on the Investor Relations page of the company’s website at http://www.venocoinc.com.  Those wanting to participate in the Q & A portion can call (866) 383-8003 and use conference code 64815331.  International participants can call (617) 597-5330 and use the same conference code.

A replay of the conference call will be available for one week by calling (888) 286-8010 or, for international callers, (617) 801-6888, and using passcode 63888631.  The replay will also be available on the Venoco website for 30 days.

Conference and New Presentation

Venoco CEO, Tim Marquez will be speaking at The 2009 Oil & Gas Conference on Monday, August 10, 2009 at 11:40 a.m. Eastern time (9:40 a.m. Mountain).  The presentation will be available after market-close on Friday, August 7th via the Investor Relations page of the company’s website, www.venocoinc.com.  The presentation will be webcast live via the URL below or the link may be accessed on the company’s website. http://www.investorcalendar.com/CEPage.asp?ID=147929

Analyst Day

Venoco has set a final date of Tuesday, October 6, 2009 in New York City for its 2009 Analyst Day – additional details will be provided.

About the Company

Venoco is an independent energy company primarily engaged in the acquisition, exploitation and development of oil and natural gas properties in California and Texas.  Venoco operates three offshore platforms in the Santa Barbara Channel, has non-operated interests in three other platforms, operates four onshore properties in Southern California, has extensive operations in Northern California’s Sacramento Basin and operates thirteen fields in Texas.

Forward-looking Statements

Statements made in this news release relating to Venoco’s future production and expenses, and all other statements except statements of historical fact, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the company’s future performance are both subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the timing and extent of changes in oil and gas prices, the timing and results of drilling and other development activities, the availability and cost of obtaining drilling equipment and technical personnel, risks associated with the availability of acceptable transportation arrangements and the possibility of unanticipated operational problems, delays in completing production, treatment and transportation facilities, higher than expected production costs and other expenses, and pipeline curtailments by third parties. All forward-looking statements are made only as of the date hereof and the company undertakes no obligation to update any such statement. Further information on risks and uncertainties that may affect the Company’s operations and financial performance, and the forward-looking statements made herein, is available in the company’s filings with the Securities and Exchange Commission, which are incorporated by this reference as though fully set forth herein.

For further information, please contact Mike Edwards, Vice President, (303) 626-8320; http://www.venocoinc.com; E-Mail investor@venocoinc.com.

Source: Venoco, Inc.

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OIL AND NATURAL GAS PRODUCTION AND PRICES

	Quarter Ended			Quarter Ended			Six Months Ended
UNAUDITED	3/31/09	6/30/09	% Change	6/30/08	6/30/09	% Change	6/30/08	6/30/09	% Change
Production Volume:
Oil (MBbls) (1)	934	848	-9%	975	848	-13%	1,959	1,782	-9%
Natural Gas (MMcf)	6,129	6,069	-1%	5,634	6,069	8%	11,210	12,198	9%
MBOE	1,956	1,860	-5%	1,914	1,860	-3%	3,827	3,815	0%
Daily Average Production Volume:
Oil (Bbls/d)	10,378	9,319	-10%	10,714	9,319	-13%	10,764	9,845	-8%
Natural Gas (Mcf/d)	68,100	66,692	-2%	61,912	66,692	8%	61,593	67,392	9%
BOE/d	21,728	20,434	-6%	21,033	20,434	-3%	21,030	21,077	0%
Oil Price per Barrel Produced (in dollars):
Realized price before hedging	$34.40	$49.67	44%	$114.37	$49.67	-57%	$102.55	$41.67	-59%
Realized hedging gain (loss)	9.58	(0.30)	-103%	(38.44)	(0.30)	-99%	(28.42)	4.88	-117%
Net realized price	$43.98	$49.37	12%	$75.93	$49.37	-35%	$74.13	$46.55	-37%
Natural Gas Price per Mcf (in dollars):
Realized price before hedging	$4.41	$3.20	-27%	$10.39	$3.20	-69%	$9.14	$3.81	-58%
Realized hedging gain (loss)	1.87	3.16	69%	(0.07)	3.16	—	(0.04)	2.51	—
Net realized price	$6.28	$6.36	1%	$10.32	$6.36	-38%	$9.10	$6.32	-31%

Expense per BOE (in dollars):
Lease operating expenses (2)	$11.78	$12.46	6%	$15.40	$12.46	-19%	$15.04	$12.12	-19%
Production and property taxes (2)	$1.88	$1.27	-32%	$1.91	$1.27	-34%	$1.98	$1.58	-20%
Transportation expenses	$0.53	$0.41	-23%	$0.72	$0.41	-43%	$0.70	$0.47	-33%
Depreciation, depletion and amortization	$11.60	$11.08	-4%	$15.61	$11.08	-29%	$15.97	$11.35	-29%
General and administrative (3)	$4.09	$4.60	12%	$6.36	$4.60	-28%	$5.55	$4.34	-22%
Interest expense	$5.71	$5.26	-8%	$6.88	$5.26	-24%	$7.25	$5.49	-24%

(1)  Amounts shown are oil production volumes for offshore properties and sales volumes for onshore properties (differences between onshore production and sales volumes are minimal).  Revenue accruals are adjusted for actual sales volumes since offshore oil inventories can vary significantly from month to month based on the timing of barge deliveries, oil in tank and pipeline inventories, and oil pipeline sales nominations.

(2)  Lease operating expense and property and production taxes are combined to comprise oil and natural gas production expenses on the condensed consolidated statements of operations.

(3)  Net of amounts capitalized.

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CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Quarter Ended		Quarter Ended		Six Months Ended
UNAUDITED (In thousands, except per share amounts)	3/31/09	6/30/09	6/30/08	6/30/09	6/30/08	6/30/09
REVENUES:
Oil and natural gas sales	$57,431	$62,011	$167,132	$62,011	$303,797	$119,442
Other	885	803	915	803	1,700	1,688
Total revenues	58,316	62,814	168,047	62,814	305,497	121,130
EXPENSES:
Oil and natural gas production	26,726	25,539	33,138	25,539	65,147	52,265
Transportation expense	1,046	764	1,382	764	2,679	1,810
Depletion, depreciation and amortization	22,683	20,608	29,870	20,608	61,116	43,291
Impairment	—	—	—	—	—	—
Accretion of asset retirement obligation	1,357	1,388	1,028	1,388	2,021	2,745
General and administrative	7,998	8,559	12,165	8,559	21,231	16,557
Total expenses	59,810	56,858	77,583	56,858	152,194	116,668
Income from operations	(1,494)	5,956	90,464	5,956	153,303	4,462
FINANCING COSTS AND OTHER:
Interest expense	11,178	9,777	13,169	9,777	27,758	20,955
Interest rate derivative realized (gains) losses	3,940	5,130	3,307	5,130	3,724	9,070
Interest rate derivative unrealized (gains) losses	(2,993)	2,823	(13,215)	2,823	339	(170)
Amortization of deferred loan costs	735	738	889	738	1,888	1,473
Loss on extinguishment of debt	—	582	—	582	—	582
Commodity derivative realized (gains) losses	(30,785)	(16,288)	37,856	(16,288)	56,119	(47,073)
Commodity derivative unrealized (gains) losses and amortization of derivative premiums	(17,774)	66,771	326,927	66,771	383,300	48,997
Total financing costs and other	(35,699)	69,533	368,933	69,533	473,128	33,834
Income (loss) before taxes	34,205	(63,577)	(278,469)	(63,577)	(319,825)	(29,372)
Income tax provision (benefit)	9,000	(4,100)	(105,900)	(4,100)	(121,800)	4,900
Net income (loss)	$25,205	$(59,477)	$(172,569)	$(59,477)	$(198,025)	$(34,272)

Weighted average common shares outstanding:
Basic	50,702	50,781	50,347	50,781	50,287	50,742
Diluted	50,702	50,781	50,347	50,781	50,287	50,742

CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION

UNAUDITED ($ in thousands)	12/31/08	6/30/09
ASSETS
Cash and cash equivalents	$191	$1,584
Accounts receivable	41,306	31,291
Inventories	12,361	4,446
Prepaid expenses and other current assets	4,314	2,872
Income tax receivable	546	—
Commodity derivatives	57,247	48,542
Total current assets	115,965	88,735
Net property, plant and equipment	702,734	597,961
Total other assets	45,555	38,694
TOTAL ASSETS	$864,254	$725,390

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued liabilities	$75,400	$43,185
Undistributed revenue payable	8,277	5,544
Interest payable	5,325	1,701
Income taxes payable	—	3,794
Current maturities of long-term debt	2,598	—
Commodity and interest derivatives	21,284	37,912
Total current liabilities	112,884	92,136
LONG-TERM DEBT	797,670	694,532
COMMODITY AND INTEREST DERIVATIVES	9,363	18,872
ASSET RETIREMENT OBLIGATIONS	79,504	85,393
Total liabilities	999,421	890,933
Total stockholders’ equity	(135,167)	(165,543)
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$864,254	$725,390

GAAP RECONCILIATIONS

In addition to net income (loss) determined in accordance with GAAP, we have provided in this release our Adjusted Earnings and Adjusted EBITDA for recent periods.  Both Adjusted Earnings and Adjusted EBITDA are non-GAAP financial measures that we use as supplemental measures of our performance.

We define Adjusted Earnings as net income (loss) before the items listed in the Adjusted Earnings reconciliation set forth in the table below.  We believe that Adjusted Earnings facilitates comparisons to earnings forecasts prepared by stock analysts and other third parties. Such forecasts generally exclude the effects of items that are difficult to predict or to measure in advance and are not directly related to our ongoing operations.

We define Adjusted EBITDA as net income (loss) before the items listed in the Adjusted EBITDA reconciliation set forth in the table below.  Because the use of Adjusted EBITDA facilitates comparisons of our historical operating performance on a more consistent basis, we use this measure for business planning and analysis purposes, in assessing acquisition opportunities and in determining how potential external financing sources are likely to evaluate our business.

We present Adjusted Earnings and Adjusted EBITDA because we consider them to be important supplemental measures of our performance.  Neither Adjusted Earnings nor Adjusted EBITDA is a measurement of our financial performance under GAAP and neither should be considered as an alternative to net income (loss), operating income or any other performance measure derived in accordance with GAAP, as an alternative to cash flow from operating activities or as a measure of our liquidity. You should not assume that the Adjusted Earnings or Adjusted EBITDA amounts shown are comparable to similarly named measures disclosed by other companies.

	Quarter Ended			Six Months Ended
UNAUDITED ($ in thousands)	6/30/08	3/31/09	6/30/09	6/30/08	6/30/09
Adjusted Earnings Reconciliation
Net Income	$(172,569)	$25,205	$(59,477)	$(198,025)	$(34,272)
Plus:
Unrealized commodity (gains) losses	325,162	(22,389)	60,723	379,771	38,334
Unrealized interest rate derivative (gains) losses	(13,215)	(2,993)	2,823	339	(170)
Write-off of MLP offering costs	2,695	—	—	2,695	—
Early Extinguishment of debt	—	—	582	—	582
Tax effects	(119,656)	6,678	(4,136)	(145,862)	2,543
Adjusted Earnings	$22,417	$6,501	$515	$38,918	$7,017

	Quarter Ended			Six Months Ended
UNAUDITED ($ in thousands)	6/30/08	3/31/09	6/30/09	6/30/08	6/30/09
Adjusted EBITDA Reconciliations:
Net income	$(172,569)	$25,205	$(59,477)	$(198,025)	$(34,272)
Interest expense	13,169	11,178	9,777	27,758	20,955
Interest rate derivative (gains) losses - realized	3,307	3,940	5,130	3,724	9,070
Income taxes	(105,900)	9,000	(4,100)	(121,800)	4,900
DD&A	29,870	22,683	20,608	61,116	43,291
Amortization of deferred loan costs	889	735	738	1,888	1,473
Loss on extinguishment of debt	—	—	582	—	582
Share-based payments	597	550	644	1,384	1,194
Amortization of derivative premiums and other comprehensive loss	2,086	5,238	6,628	4,143	11,866
Unrealized commodity derivative (gains) losses	325,162	(22,389)	60,723	379,771	38,344
Unrealized interest rate derivative (gains) losses	(13,215)	(2,993)	2,823	339	(170)
Adjusted EBITDA	$83,396	$53,147	$44,076	$160,298	$97,233

We also provide per BOE G&A expenses excluding costs associated with the terminated MLP offering and non-cash FAS 123R charges.  We believe that these non-GAAP measures are useful in that the items excluded do not represent cash expenses directly related to our ongoing operations.  These non-GAAP measures should not be viewed as an alternative to per BOE G&A expenses as determined in accordance with GAAP.

	Quarter Ended			Six Months Ended
UNAUDITED ($ in thousands, except per BOE amounts)	6/30/08	3/31/09	6/30/09	6/30/08	6/30/09
G&A per BOE Reconciliation
G&A Expense	$12,165	$7,998	$8,559	$21,231	$16,557
Less:
SFAS 123R Expense	(437)	(420)	(454)	(1,124)	(874)
MLP Write Off	(2,695)	—	—	(2,695)	—
G&A Expense Excluding SFAS 123R / MLP	9,033	7,578	8,105	17,412	15,683
MBOE	1,914	1,956	1,860	3,827	3,815
G&A Expense per BOE Excluding SFAS 123R / MLP	$4.72	$3.87	$4.36	$4.55	$4.11

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